SCHEDULE 14A INFORMATION


     Proxy Statement Pursuant to Section 14(a) of the Securities
               Exchange Act of 1934 (Amendment No.   )


Filed by the Registrant (   X  )
Filed by a Party other than the Registrant (    )

Check the appropriate box:

(    )    Preliminary Proxy Statement
( X  )    Definitive Proxy Statement
(    )    Definitive Additional Materials
(    )    Soliciting Material pursuant to Rule 14a-11(c) or Rule
          14a-12

                      Blessings Corporation
---------------------------------------------------------------
          (Name of Registrant as Specified In Its Charter)


                         Blessings Corporation
---------------------------------------------------------------
            (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):
(  X )     $125 Per Exchange Act Rules 0-11(c)(1)(ii), 14a-
           6(i)(1), or 14a-6(j)(2).
(    )     $500 per each party to the controversy pursuant to
           Exchange Act Rule 14a-6(i)(3).
(    )     Fee computed on table below per Exchange Act Rules
           14a-6(i)(4) and 0-11.

           1) Title of each class of securities to which transaction applies:

           ------------------------------------------------

           2)   Aggregate number of securities to which
                transaction applies:

           ------------------------------------------------

           3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
                Rule 0-11:

           ------------------------------------------------

           4)   Proposed maximum aggregate value of transaction:

           ------------------------------------------------

Set forth the amount on which the filing fee is calculated and state how it was determined.

(  )   Check box if any part of the fee is offset as provided by
       Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1)  Amount Previously Paid:

       ----------------------------------------------------

       2)  Form, Schedule or Registration Statement No.:

       ----------------------------------------------------

       3)  Filing Party:

       ----------------------------------------------------

       4)  Date Filed:

       ----------------------------------------------------

                           Blessings Corporation
                           200 Enterprise Drive
                          Newport News, VA 23603
                              (804) 887-2100


                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                        TO BE HELD ON MAY 16, 1995

To Shareholders of BLESSINGS CORPORATION:
     We extend to you a cordial invitation to attend the 1995 Annual Meeting of Shareholders of Blessings Corporation which will be held at 10:00 A.M. at The Chase Manhattan Bank, One Chase Manhattan Plaza, Auditorium A, New York, New York, on May 16, 1995, for the following purposes:

     1. To elect a board of twelve (12) directors to serve for the ensuing year;

     2. To transact any and all business as may properly come before the meeting.

     The Board of Directors has set March 17, 1995, as the record date. Only holders of common stock of record at the close of business on such date will be entitled to notice of or to vote at the meeting.

                                        By Order of the Board of Directors


                                        JAMES P. LUKE
                                          Executive Vice President
                                          Secretary/Treasurer
Newport News, Virginia
April 7, 1995

===========================================================================
                          YOUR VOTE IS IMPORTANT
     IMPORTANT -- Whether or not you expect to attend the meeting, please promptly complete, date, sign and mail the accompanying proxy card in the enclosed envelope. If you attend the meeting, you may withdraw your proxy and vote in person.
     It is necessary to have a majority of the stock represented at the meeting in person or by proxy.
===========================================================================

              Voting Securities and Principal Holders Thereof

     Only common shareholders of record at the close of business on March 17, 1995, are entitled to vote at the annual meeting. On March 17, 1995, 10,206,338 shares of common stock, $.71 par value, were outstanding and held by approximately 1,900 beneficial shareholders. The presence, in person or by proxy, of holders of a majority of the outstanding common stock entitled to vote at the meeting necessary to constitute a quorum to transact business. Assuming the presence of a quorum, the affirmative vote of the holders of a plurality of the share of common stock represented at the meeting is required for the election of directors, and any other matters to be voted upon will be decided by the affirmative vote of the holders of a majority of the shares of common stock present, or represented, and entitled to vote at the meeting. Holders of common stock are entitled to one vote per share and have no cumulative voting rights. The list of all shareholders of record on March 17, 1995, will be available at the office of Kurzman, Karelsen, & Frank, 230 Park Avenue, New York, New York, for the ten days preceding the annual meeting.

                          Principal Shareholders

                                                         Amount and
                                                          Nature of    Percent
                                                         Beneficial      of
Title of Class   Name and Address of Beneficial Owner   Ownership (1)   Class
-------------------------------------------------------------------------------
Common Stock     Dimensional Fund Advisors, Inc.
                 1299 Ocean Avenue
                 11th Floor
                 Santa Monica, CA 90401                     545,002   5.34 (2)

                 Quest Advisory Corporation
                 Quest Management Company
                 1414 Avenue of the Americas
                 New York, NY 10019                         510,600   5.02 (2)

                 Williamson-Dickie
                 Manufacturing Company
                 319 Lipscomb Street
                 Fort Worth, TX 76104                     5,496,096   53.8 (3)

                 Williamson, J. Donovan
                 Suite 410
                 University Center I
                 1300 South University Drive
                 Fort Worth, TX 76107                     5,497,928   53.8 (3)

                 Williamson, Philip C.
                 Williamson-Dickie Manufacturing Company
                 PO Box 1779
                 Fort Worth, TX 76101                     5,498,896   53.8 (4)

                       Security Ownership by Management
                                                         Amount and
                                                          Nature of
                                                         Beneficial    Percent
                                                          Ownership      of
Title of Class   Name of Beneficial Owner                (1) (5) (6)    Class
-------------------------------------------------------------------------------
Common Stock     Becker, Ivan E.                             9,796        *
                 Birnbaum, Leonard                          77,938        *
                 Durboraw, Wayne A.                          5,446        *
                 Harkins, Joseph J.                          3,934        *
                 Lefler, R. Stephen                            800        *
                 Luke, James P.                             15,418        *
                 McMackin, John W.                          12,350        *
                 Miller, Elwood M.                          20,250        * (7)
                 Patton, Richard                               400        *
                 Scherer, Otto E.                           14,570        *
                 Swenson, Richard L.                        28,976        *
                 Villarreal G., Manuel                     396,000     3.8 (8)
                 Weber, Robert E.                            3,800        *
                 Williamson, J. Donovan                  5,497,928    53.8 (3)
                 Williamson, Philip C.                   5,498,896    53.8 (4)
                 All of the above and other executive
                   officers as a group (16 persons)      6,092,624    59.5

  * Less than 1% of issued and outstanding shares of common stock of the company.
---------------
(1) Each person has sole voting and investment power with respect to the shares listed unless otherwise indicated.
(2) Blessings has received notice from prior Notices of Filing with the Securities and Exchange Commission on Schedule 13G and other reporting sources of beneficial ownership of shares of Blessings' common stock in excess of 5% of total shares outstanding by Quest Advisory Corporation, and from Dimensional Fund Advisors, Inc. Such filings are made generally by persons in a fiduciary capacity, such as investment managers, who acquire stock in the ordinary course of business having no intention of influencing management.
(3) The Williamson-Dickie Manufacturing Company owns 5,496,096 shares of Blessings' common stock outstanding. Mr. J. Donovan Williamson owns 1,832 shares of Blessings' common stock in addition to Blessings' shares owned beneficially through his interest in the Williamson-Dickie Manufacturing Company.
(4) The Williamson-Dickie Manufacturing Company owns 5,496,096 shares of Blessings' common stock outstanding. Mr. Philip C. Williamson owns 2,800 shares of Blessings' common stock in addition to Blessings' shares owned beneficially through his interest in the Williamson-Dickie Manufacturing Company.
(5) Amounts shown include shares subject to options that are exercisable within sixty days for the named directors and executive officers and directors and executive officers as a group as follows: Mr. Durboraw, 2,200; Mr. Luke, 7,400; Dr. Miller, 9,000; all directors and executive officers as a group (16 persons), 20,800.
(6) Except for the percentages of certain parties that are based on presently exercisable options which are indicated in Note (5) above, the percentages indicated are based on 10,206,338 shares of common stock issued and outstanding on March 17, 1995. In the case of parties holding presently exercisable options, the percentage ownership is calculated on the assumption that the shares presently purchasable or purchasable within the next sixty days underlying such options are outstanding.
(7) Reporting person disclaims beneficial ownership of 200 shares held as custodian for two minor grandchildren.
(8) Reporting person disclaims beneficial ownership of 276,000 shares held by father and brother.

       Compliance with Section 16(a) of the Securities Exchange Act

     Section 16(a) of the Securities Exchange Act of 1934 requires the company's directors and executive officers and persons who own more than ten percent of the company's common stock to file with the Securities and Exchange Commission and the American Stock Exchange initial reports of ownership and reports of changes in their ownership in the company's common stock. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the company with copies of all
Section 16(a) forms they file. Based solely on review of the copies of such reports furnished to the company and written representations that no Forms 5 were required, the company believes that, during the last fiscal year, all of the company's officers, directors and greater than ten percent beneficial owners were in compliance with the Section 16(a) filing requirements.


                          The Board of Directors

     The Board of Directors has the responsibility for establishing broad corporate policies and for the overall performance of Blessings although it is not involved in day-to-day operating details. Members of the board are kept informed by various reports and documents sent to them each month, as well as by operating and financial reports made at board and committee meetings. There were eight meetings of the board and twenty-seven meetings of committees of the board in the fiscal year ended December 31, 1994. The overall attendance at these meetings was 95%. All members of the board attended at least 75% of the meetings of the board and committees on which they served.


                   Committees of the Board of Directors

     The board has nine standing committees: the Executive Committee, the Operating Committee, the Nominating Committee, the Audit Committee, the Compensation Committee, the Organization Development Committee, the Consolidation Committee, the Long Range Planning Committee and the Investor Relations Committee. The committee on which each nominee serves is shown in the section entitled "Election of Directors" of this proxy statement. The following is a description of the functions of each committee:

Executive Committee
     The Executive Committee consists of six members, four of whom are non-employee directors. The Executive Committee meets on-call and has authority to act on matters during the intervals between board meetings. The committee met six times during the fiscal year ended December 31, 1994.

Operating Committee
     The Operating Committee consists of four members, all of whom are non-employee directors. The Operating Committee meets on call. The committee reviews the operations of the various divisions and, in general, informs and advises the Board of Directors in the management of the business and property of the corporation. The committee did not meet during the fiscal year ending December 31, 1994.

Nominating Committee
     The Nominating Committee consists of three members, all of whom are non-employee directors. The Nominating Committee considers and recommends nominations for directors of the corporation and other matters as may, from time to time, be deemed appropriate. The committee met three times during the fiscal year ended December 31, 1994.

Audit Committee
     The Audit Committee is comprised of three members, all of whom are non-employee directors. The Audit Committee reviews the results, findings and recommendations resulting from audits performed by independent certified public accountants, significant accounting policies, the audit fees to be paid and the nature of non-audit services performed. It meets with appropriate officers and financial personnel and independent certified public accountants in connection with these reviews. The committee recommends to the board the appointment of independent certified public accountants to serve as auditors for the following fiscal year. The Audit Committee met three times during the fiscal year ended December 31, 1994.

Compensation Committee
     The Compensation Committee consists of four members, all of whom are non-employee directors. The committee reviews and approves the remuneration of officers and key employees and makes reports and recommendations to the board with respect thereto. In carrying out such responsibilities, the committee, among other things, recommends salaries, incentive compensation and related matters. The committee met nine times during the fiscal year ended December 31, 1994.

Organization Development Committee
     The Organization Development Committee consists of two members, each of whom is a non-employee director. The committee periodically reviews the organization structure of the corporation and its operating divisions to ensure effective organizational function and to ensure that replacements for key positions are identified and provided for. The committee met once during the fiscal year ended December 31, 1994.

Consolidation Committee
     The Consolidation Committee consists of two members, each of whom is a non-employee director. The Consolidation Committee was established in 1993 to investigate and make recommendations upon relocation of the corporate office headquarters from Bedminster, New Jersey, to Newport News, Virginia. The committee met three times during the fiscal year ended December 31, 1994.

Long Range Planning Committee
     The Long Range Planning Committee is comprised of six members, four of whom are non-employee directors. The committee reviews the long-range objectives of Blessings. The committee meets with key members of management and outside consultants to conduct examinations of each activity of Blessings and to recommend a long-term growth and development plan for the company. The committee met once during the fiscal year ended December 31, 1994.

Investor Relations Committee
     The Investor Relations Committee is comprised of three members, one of whom is a non-employee director and chairman of the committee. The role of the committee is to assess the effectiveness of shareholder relations and communications and to make recommendations with regard to improving overall shareholder value. The committee met once during the fiscal year ended December 31, 1994.

Compensation of Members of the Board of Directors and Committees
     Non-employee directors not receiving other compensation are each paid an annual retainer of $15,000 and a fee of $900 for each board and committee meeting attended. In the event two or more meetings are held on the same date, the fee for the first meeting will be $900 and the fee for any subsequent meetings on the same date will be $450. Committee chairmen receive an additional fee which varies depending upon the committee served as follows: Compensation Committee, $4,000 per year; Audit Committee, $2,000 per year; Nominating Committee, $1,000 per year; Long Range Planning Committee, $1,000 per year; Organization Development Committee and Consolidation Committee, $500 per meeting not to exceed $3,000 per year. Non-employee directors of the company are also eligible for limited life and accidental death and dismemberment insurance and to participate in the company's medical benefit program. No additional compensation is paid to employees for performance of their duties as directors. Mr. Otto Scherer, former Chairman of Blessings, receives, in addition to normal directors' fees, $25,000 annually under a consulting arrangement with the company. Mr. John McMackin, in his dual role as Chairman of the Board and Chairman of the Executive Committee, receives annual compensation in the amount of $100,000 and was granted a $35,000 bonus by the Board of Directors at its meeting on May 17, 1994. Compensation for the Vice Chairman of the Executive Committee has been set by the board at an annual rate of $60,000. In addition, on July 18, Mr. McMackin was granted by the board 3,000 shares of Blessings Corporation common stock and the Vice Chairman and each of the other non-employee directors was granted on July 18, 400 shares of Blessings Corporation common stock in accordance with the 1993 Restricted Stock Plan for Non-Employee and Certain Other Directors of Blessings Corporation, as approved by shareholders at the annual meeting on May 17, 1994. All shares have been restated to reflect the two-for-one stock split paid on December 15, 1994.


                          Executive Compensation

     The following information is set forth with respect to compensation paid by Blessings during each of the last three fiscal years to the Chief Executive Officer and the other four most highly-compensated executive officers of the corporation:

                                             SUMMARY COMPENSATION TABLE
                                                                      Long Term Compensation
                                                           ------------------------------------------
                                  Annual Compensation                Awards                Payouts
                               -------------------------   ----------------------------   -----------
                                                            Restricted                                    All Other
                                                               Stock        Options/         LTIP          Compen-
Name and                        Salary          Bonus        Award(s)         SARs          Payouts        sation
Principal Position     Year       ($)          ($) (1)        ($) (2)        (#) (2)          ($)          ($) (3)
--------------------------------------------------------------------------------------------------------------------
Ivan E. Becker         1994     $149,343       $208,996            -0-          -0-           99,067       $  4,620
Retired President      1993      288,000         95,996        $17,292          -0-            7,588        120,550
and Chief Executive    1992      275,600         91,867          1,344          -0-            -0-          110,177
Officer

Wayne E. Durboraw      1994      105,200         42,082          6,165      3,000/900         24,798          4,620
Controller             1993      105,200         35,069          2,866          -0-            3,020         15,395
                       1992      100,200         33,405            484          -0-            -0-            9,732

James P. Luke          1994      219,100         87,647         22,887    8,000/2,400         51,732          4,620
Executive Vice         1993      219,100         73,036         13,149          -0-            6,304         42,725
President,             1992      208,700         69,582          1,003          -0-            -0-           32,296
Secretary/Treasurer

Elwood M. Miller (4)   1994      237,500        118,763         27,185   10,000/3,000        176,109          4,620
President and          1993      112,500        100,000        307,407    9,000/2,700          -0-           54,339
Chief Executive        1992
Officer

Richard L. Swenson     1994      198,000        100,014            -0-          -0-           56,556          4,620
Retired Vice           1993      187,700         62,566         28,033          -0-           13,666         90,340
President              1992      177,100         59,049          4,193          -0-            -0-          182,445

-------------------
(1) Cash amounts awarded under the Incentive Bonus Plan for the respective fiscal years.
(2) In accordance with the terms of the Incentive Bonus Plan, stock is awarded at a market price determined as the average price during the last three trading days of the particular fiscal year. The per-share stock prices used in determining common shares earned were $14.167, $12.042, and $8.959 for fiscal 1994, 1993 and 1992 respectively as restated for the two-for-one stock split payable December 15, 1994.
(3) Amounts included in all other compensation for fiscal years 1994, 1993 and 1992 respectively include company matching contributions to the 401(k) savings plan deferrals for 1994 of $4,620 for Mr. Becker; $4,620 for Mr. Durboraw; $4,620 for Mr. Luke; $4,620 for Dr. Miller; $4,620 for Mr. Swenson; in 1993, $4,497 for Mr. Becker; $4,283 for Mr. Durboraw; $4,497 for Mr. Luke; $2,729 for Dr. Miller; $4,497 for Mr. Swenson; and in 1992, $4,364 for Mr. Becker; $2,662 for Mr. Durboraw; $4,364 for Mr. Luke and $4,364 for Mr. Swenson. The remaining amounts for the named officers in 1993 and 1992 represent accruals to the Supplemental Executive Retirement Plan.
(4) Dr. Elwood M. Miller joined the company effective July 1, 1993.

Options
     The following table sets forth the details of options granted to the individuals listed in the Summary Table during fiscal year 1994. The second table in this section shows value of exercised and unexercised options.

                                                Option/SAR Grants Table

                                      Option/SAR Grants in the Year Ended 12/31/94

                                                                                          Potential Realizable Value
                                                                                            at Assumed Annual Rates of
                                                                                             Stock Price Appreciation
                                           Individual Grants                                     For Option Terms
                            -----------------------------------------------------------    ----------------------------
                                               % of Total
                                              Options/SARs
                                               Granted to      Exercise
Name and                    Options/SARs      Employees in       Price       Expiration
Principal Position            Granted*         Fiscal Year     $/Share*         Date          5% - $       10% - $
-----------------------------------------------------------------------------------------------------------------------
Elwood M. Miller            10,000/3,000          14.9%         14.375        7/11/04         90,404        229,101
Chief Executive Officer

Ivan E. Becker                   -0-               -0-            -0-

Wayne A. Durboraw            3,000/900             4.5%         14.375        7/11/04         27,121         68,730

James P. Luke                8,000/2,400          11.9%         14.375        7/11/04         72,323        183,280

Richard L. Swenson               -0-               -0-            -0-

----------
* Restated for the two-for-one stock split paid on December 15, 1994.


                                           Option/SAR Exercises and Year-End Value Table

                                                                                                         Value of Unexercised
                                                                   Number of Unexercised              In-the-Money Options/SARs
                          Shares                                 Options/SARs at 12/31/94*                   at 12/31/94
                       Acquired On          Value            ----------------------------------    --------------------------------
Name                     Exercise*         Realized           Exercisable        Unexercisable        Exercisable      Unexercisable
-----------------------------------------------------------------------------------------------------------------------------------
Ivan E. Becker         10,400/3,120   $90,350/$27,105             -0-                 -0-                -0-                -0-

Wayne A. Durboraw           -0-             -0-               2,200/660           3,000/900         11,961/3,588            -0-

James P. Luke               -0-             -0-               7,400/2,220         8,000/2,400       40,234/12,070           -0-

Elwood M. Miller            -0-             -0-               9,000/2,700        10,000/3,000      18,000/5,400             -0-

Richard L. Swenson      7,400/2,220     64,287/19,286             -0-                 -0-                -0-                -0-

---------
* Restated for the two-for-one stock split payable December 15, 1994.

                        Employee Pension Trust Plan

     The Blessings Corporation Employees' Pension Trust Plan is a defined benefit plan and the amount of the contribution with respect to a specified person cannot be readily calculated by the regular actuaries of the plan. The plan defines annual earnings as taxable earnings plus any 401(k) deferrals of the employee. The plan formula does not incorporate a direct social security offset; however, service credits are earned at the rate of 1% of the social security wage base and 1.3% of earnings in excess of the social security wage base for each participant.


                   Supplemental Pension Restoration Plan

     At its meeting on February 22, 1994, the Board of Directors adopted a Supplemental Restoration Plan designed to restore pension benefits otherwise provided by the Company's Employee Pension Trust Plan, but which have become limited as a result of changes in the Internal Revenue Service Code most recently by limits incorporated in the OMNIBUS BUDGET RECONCILIATION ACT of 1993 (OBRA '93). This act limits individual qualified annual earnings to an amount not to exceed $150,000. As this new limit has come to affect an increasing number of employees, it was the decision of the Board that a Supplemental Restoration Plan should be established to restore those benefits otherwise provided under the terms and conditions of the company's qualified Employee Pension Trust Plan. The anticipated cost of funding the Supplemental Restoration Plan is essentially provided by a corresponding reduction in funding of the Employees Pension Trust Plan and of the Cost Recovery Supplemental Retirement Income Plan. The Plan covers all employees of Blessings Corporation who are participants in the Basic Plan and whose retirement income benefits are limited, directly or indirectly, by the provisions of Code Section 401(a) (17) or Code Section
415. In no event will benefits payable under the Supplemental Restoration Plan, when added to the benefits earned under the Employees Pension Trust Plan exceed total benefits calculated under the Employees Pension Trust Plan as if no limitations had been imposed.
     The following table shows estimated annual benefits payable under both plans (assuming payments made on the normal life annuity basis and not under any of the various survivor options) to an employee at normal retirement age, i.e., age 65, after selected periods of service with respect to varying levels of remuneration covered by the plan.

Average Annual Earnings           Annual Benefit Upon Retirement
During the Highest Five         With Years of Service Indicated*
Consecutive Years of the   ----------------------------------------------------
Final Ten Years of Service 15 Years   20 Years   25 Years   30 Years   35 Years
-------------------------------------------------------------------------------
$100,000.................  $ 18,335   $ 24,446   $ 30,556   $ 36,667   $ 42,780
$200,000.................    37,836     50,446     63,055     75,665     88,281
$300,000.................    57,337     76,446     95,554    114,663    133,782
$400,000.................    76,838    102,446    128,053    153,661    179,283
$500,000.................    96,339    128,446    160,553    192,659    224,784
$600,000 and up..........   115,839    154,446    193,052    231,658    270,285

     The credited years of service for persons named above at their normal retirement dates are as follows: Mr. Becker, 27 years; Mr. Durboraw, 30 years; Mr. Luke, 32 years; Dr. Miller, 16 years; and Mr. Swenson, 25 years.

             Cost Recovery Supplemental Retirement Income Plan

     Effective January 1, 1980, Blessings established a Cost Recovery Supplemental Retirement Income Plan. The plan is an unfunded, unqualified plan and is not subject to the Employee Retirement Income Security Act of 1974 as amended. The plan covers Messrs. Becker, Durboraw, Luke, Miller, and Swenson.
     The plan is designed to provide for covered executives a retirement benefit of 60% of compensation less 100% of primary social security benefits, 100% of benefits payable under the Blessings Corporation Employees' Pension Trust Plan, and 100% of benefits payable under the Supplemental Restoration Plan. Benefits are payable for ten years following retirement. Should the executive not live to receive ten years of payments, his beneficiary will receive the balance. In addition, the plan provides a pre-retirement death benefit of 30% of compensation minus $7,500 annually for ten years not to exceed $50,000 per year per individual. These death and retirement payments are paid from the general funds of the corporation. However, the corporation purchases "key-man" insurance to be used to recover the net after-tax cost of the deferred compensation benefits and the net outlay for the insurance.
     The plan is designed so that if the assumptions made as to mortality experience, policy dividends and other factors are realized, the corporation will recover substantially all of its payments plus a portion of the interest paid or imputed for the use of the corporation's money. Estimated annual payments for ten years after retirement stated at current value are as follows: Mr. Becker, $89,962; Mr. Durboraw, $19,358; Mr. Luke, $58,535; Dr. Miller, $153,505; and Mr. Swenson, $75,545.


            Employees' Defined Contribution 401(k) Savings Plan

     In fiscal year 1988, the Board of Directors approved the initiation of a Defined Contribution 401(k) Savings Plan for all employees of the company. Under the terms of the plan, each employee may elect to participate through the deferral of from 1% to 15% of his or her earnings not to exceed an annual limitation established by the Internal Revenue Service which was $9,240 during 1994. To encourage and assist its employees in saving for their retirement, the company has established an employer contribution amounting to $.50 for each $1.00 deferred by the employee into the plan with the company's contribution not to exceed a maximum of 3% of the employee's earnings. The plan further provides that all employee and company-matching contributions are 100% vested by the employee at all times. Each individual may select on a quarterly basis the type of investment account in which he or she would choose to have the funds of the account invested: equity fund, guaranteed fixed income fund, balanced fund, small company fund, intermediate bond fund. For the year ended December 31, 1994, the company's matching contributions to the plan totaled $388,813. Blessings' aggregate contributions under the plan for the three most recent fiscal years with respect to the persons named in the cash compensation table, all current executive officers as a group and all other employees, excluding executive officers as a group, were as follows: Mr. Becker, $13,481; Mr. Durboraw, $11,565; Mr. Luke, $13,481; Dr. Miller, $7,350; Mr.
Swenson, $13,481; all current executive officers as a group, $81,771; and all other employees, excluding current executive officers as a group, $971,093.

                          Stock Performance Chart
     The following chart compares the cumulative total return to shareholders on the corporation's common stock with the cumulative total return of the American Stock Exchange Market Index and a Plastics Industry Peer Group comprised of fifty-nine public companies identified by SIC Codes 3080-3089 with annual sales of less than $1 billion. The comparison assumes $100 was invested on December 31, 1989, in the company's common stock and in each of the foregoing indices, and assumes reinvestment of dividends.

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                             1989   1990   1991   1992   1993   1994
---------------------------------------------------------------------
Blessings Corporation         100    116    194    193    261    315
American Exchange Market      100     82    105    106    126    115
Plastics Peer Group           100     92    144    143    181    178
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          COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

General Principles:
     The guiding principle of the Executive Compensation Program of the company as supervised by the Compensation Committee (the Committee) of the Board of Directors is to provide incentive to senior managers which will align their financial interests closely with those of shareholders to enhance the profitability of the company and thus shareholder value.

Consistent with this overriding principle, the compensation program:

-- Seeks to provide competitive annual compensation consistent with the attainment of established return on asset performance objectives;
-- Provides longer-term incentive for the enhancement of shareholder value by offering equity ownership in the company through both the stock award component of the Annual Incentive Plan and through stock option awards;
-- Creates a results-oriented environment which rewards attainment of pre-
   determined objectives and superior performance;
-- Attracts and retains key executives critical to the long-term success of the company.


Key Elements:

-- A leading element of the Executive Compensation Program is to set compensation target levels generally around the seventy-fifth percentile of industry practices for comparable companies in recognition of Blessings' above-average performance in Return-on-Equity and stock performance total return.
-- Salary increases for the five highest paid executives are determined through evaluation of performance and individual position within established salary grade and compensation range criteria.
-- On May 21, 1991, shareholders approved the Blessings Corporation 1991
   Stock Option Plan which provides for the award of common stock options and associated stock appreciation rights to senior executives and other key managers of the company designated by senior management and approved by the Committee. This plan is designed to recognize and reward key employee performance, to enhance the interest of key employees in Blessings' long-term success by providing them a proprietary interest in Blessings, and to enable Blessings to maintain a competitive position in attracting and retaining superior key personnel necessary for the success and development of the company.
-- On May 18, 1993, shareholders approved the Blessings Corporation 1993
   Annual Incentive Plan for Key Employees (the 1993 Plan). The 1993 Plan adopted an incentive compensation formula based upon a Return-On-Assets
   (ROA) measure of performance under which actual three-year weighted return on assets performance is measured against a pre-determined return on asset target for the Edison Plastics Division or for Blessings Corporation as appropriate for each individual executive. Eligible executives can earn bonus cash compensation up to a maximum of 50% of annual salary by achieving the pre-determined ROA target. Performance below the pre-determined ROA target results in less cash bonus. Performance in excess of the pre-determined ROA target is compensated for in shares of Blessings' common stock at a market price determined as the average price during the three last trading days of the particular fiscal year. Such incentive stock is held in Treasury by the company pending satisfaction of a three-year vesting requirement by each award recipient. In the case of certain specific senior managers designated by the committee, a secondary measure, growth in annual profit, is also applied as a modifier to awards earned under the basic formula. Under this performance modifier, growth in annual profit contribution of 0% or less results in a 10% reduction in the award earned. Profit contribution growth of between 0% and 8% results in no modification of the calculated award; growth of more than 8% in annual profit contribution results in a 10% addition to the award otherwise earned.

-- With the advice and assistance of nationally recognized independent compensation consultants, the Committee undertook the consideration of a restricted stock plan for non-employee and certain other directors of the company. At the Annual Meeting held on May 17, 1994, shareholders approved the adoption of the 1993 Restricted Stock Plan for Non-Employee and Certain Other Directors of Blessings Corporation as recommended by the committee to the Board of Directors. The Committee believes that the Plan will serve to promote the company's interests and those of its shareholders by permitting grants of shares of common stock to non-employee and certain other directors, subject to restrictions, in order to compensate such directors and reward them for long-term performance, and increase their ownership of common stock.


Other:

-- With regard to the granting of stock options associated with the Blessings Corporation 1991 Stock Option Plan, the Committee granted 63,000 shares on July 12, 1994.
-- With regard to the Committees' agreement with Dr. Miller for compensation forfeited upon leaving his former employer, Dr. Miller was issued 11,050 shares November 15, 1994. Additional shares are being held in accordance with the following vesting schedule:

                    November 15, 1995    7,938 shares
                    November 15, 1996    4,488 shares
                    November 15, 1997    1,618 shares

CEO Compensation:
     The parameters used in determining the salary and total compensation of the Chief Executive Officer were established initially as a result of an extensive analysis of competitive compensation undertaken by independent compensation consultants engaged by the Committee. This study established salary grade and incentive ranges for the CEO and five other senior corporate officers based upon published competitive survey data from five separate sources.
     The CEO current salary level is presently in the first quartile of the established range for his grade position with the opportunity over time to advance to the highest quartile based upon his performance and contribution to the attainment of goals established by the Board of Directors.
     The compensation for the other executive officers of the company is evaluated on a basis similar to that of the CEO, as determined by competitive market rates for each position, the quartile which each candidate has attained within the salary range for his/her position and subject to an annual performance appraisal of the individual in his/her function. Each year the Committee not only reviews the compensation ranges to insure that adjustments are made to reflect changes in the cost of living and competitive pay levels but also revisits the responsibility of each executive position to determine if there have been significant and permanent changes in responsibility which would merit the regrading of a given position. The Committee also administers the Annual Incentive Plan by setting performance targets and approving awards earned under the Plan.
     All recommendations of the Committee are submitted to the full Board of Directors of the company for approval prior to implementation.
     This report has been provided by the members of the Compensation Committee of the Board of Directors of Blessings Corporation: Leonard Birnbaum; Joseph J. Harkins (Chairman); Robert E. Weber; Philip C. Williamson.

                             Other Agreements

     The company has an agreement with Mr. Luke which is designed to retain the executive and provide for continuity of management in the event of an actual change in control of the company. The agreement provides that in the event of a change in control of the company (as defined in the agreements) and upon termination of the key executive's employment with the company for any reason other than cause, death or disability, the executive shall have the right to receive as severance pay an amount equal to the present value of the total amounts of salary and benefits payable to the earlier of the date of his sixty-fifth birthday or three years from the date of termination.
     The company has a separate agreement with Dr. Miller providing that in the event of termination by Blessings for reasons other than cause, the employee will receive severance in the amount of one year of salary plus a pro-rated amount of bonus based upon the portion of the fiscal year employed prior to termination.


                                Item No. 1

                           Election of Directors

     The Bylaws of Blessings provide that the Board of Directors shall not be less than seven (7) nor more than fifteen (15) members. The board has fixed at twelve (12) the number of directors to be elected to hold office until the next annual meeting and until their successors shall be duly elected and qualified. All of the nominees have been selected by the Nominating Committee. The Nominating Committee will consider nominees suggested by shareholders for election at the annual shareholders' meeting. Shareholders desiring to suggest nominees should advise the Secretary of the company in writing not less than fifty (50) days nor more than seventy-five (75) days prior to the meeting date and include sufficient biographical material to permit an appropriate evaluation.
     All of the nominees are currently members of the Board of Directors. The appointees named in the accompanying proxy will vote for the election of the nominees named below unless authorization to do so is withheld in the proxy. In the event any nominees should become unavailable for election, which presently is not anticipated, the persons named in the proxy will vote for the election of such other person or persons designated by the Board of Directors. The information presented below is as of February 3, 1995, and is based, in part, on information furnished by the nominees and, in part, from the records of Blessings.

                                                                     Number of
                                                                      Shares
Name, Age and Principle Occupation                      Director   Beneficially
For the Last Five Years                                   Since        Owned
-------------------------------------------------------------------------------
Leonard Birnbaum, 76, private investor and former
President and Chief Executive Officer of Peartree
Imports, Inc., New York, New York. Mr. Birnbaum is
Chairman of the Long Range Planning Committee
and a member of the Compensation and Audit
Committees of the Board of Directors. .................   1952        77,938


                                                                     Number of
                                                                      Shares
Name, Age and Principle Occupation                      Director   Beneficially
For the Last Five Years                                   Since        Owned
-------------------------------------------------------------------------------
Joseph J. Harkins, 63, Executive Vice President, Retired,
The Chase Manhattan Bank, N.A., New York, New York;
a director of Mutual Fund Group, New York, New York.
Mr. Harkins is also a director of Jefferson Insurance
Company, New York, New York; Monticello Insurance
Company, New York, New York; and Nationar, New
York, New York. Mr. Harkins is Chairman of the Compensation
Committee and a member of the Audit, Long Range
Planning, Consolidation and Nominating Committees of
the Board of Directors (2) .............................  1972         3,934

R. Stephen Lefler, 45, President and Chief Operating
Officer and a director of Williamson-Dickie Manufacturing
Company, Fort Worth, Texas. Mr. Lefler joined Williamson-
Dickie in June, 1982, and has served in a variety of
executive functions. Mr. Lefler is a member of the Long
Range Planning and Nominating Committees of the
Board of Directors .....................................  1990        800 (3)

James P. Luke, 52, Executive Vice President, Secretary/
Treasurer of Blessings Corporation. Mr. Luke joined
Blessings in 1975 and has served in a variety of executive
positions since that time. Mr. Luke is a member of the
Executive, Long Range Planning and  Investor Relations
Committees of the Board of Directors ...................  1988      15,418 (1)

John W. McMackin, 64, Partner in the law firm of Decker,
Jones, McMackin, McClane, Hall & Bates, Fort Worth, Texas,
and a director of Williamson-Dickie Manufacturing Company,
Fort  Worth, Texas. Mr. McMackin is Chairman of the Board
of Directors of Blessings Corporation and Chairman of
the Executive and Operating Committees of the Board
of Directors. (4) ......................................  1977        12,350

Elwood M. Miller, 50, President and Chief Executive
Officer of Blessings Corporation. Dr. Miller joined
Blessings in 1993. Prior to that Dr. Miller was employed
by the General Electric Corporation for twenty-one years
in a variety of executive positions. Dr. Miller is a
member of the Executive, Long Range Planning and
Investor Relations Committees of the Board of Directors.  1993      20,250 (8)



                                                                     Number of
                                                                      Shares
Name, Age and Principle Occupation                      Director   Beneficially
For the Last Five Years                                   Since        Owned
-------------------------------------------------------------------------------
Richard C. Patton, 32, Private investor, former
portfolio manager Fidelity Investments, Boston,
Massachusetts. Mr. Patton attended Harvard Graduate
School of Business Administration 1990 to 1992. Mr.
Patton was an associate of the Breau Capital
Management, Boston, Massachusetts, in the summer
of 1991 and was the President and founder of San
Antonio Taco Company, Granite Falls Restaurant and
Patton Delmer Interests, Nashville, Tennessee, until
1990. Mr. Patton is Chairman of the Investor Relations
Committee ..............................................  1994          400

Otto E. Scherer, 79, former Chairman of the Board of
Directors of Blessings Corporation. Mr. Scherer is a
consultant to Blessings and a member of the Audit and
Consolidation Committees of the Board of Directors .....  1956        14,570

Manuel Villarreal G., 42, President and Chief Executive
Officer of Nacional de Envases Plasticos, S.A. De C.V.
(NEPSA), Mexico. Mr. Villarreal joined NEPSA in 1976
and has served in a variety of executive functions .....   --       396,000 (6)

Robert E. Weber, 63, President and Chief Executive
Officer of Osmose Wood Preserving, Inc., Buffalo,
New York. Mr. Weber is a member of the Executive,
Operating, Compensation and Organization
Development Committees of the Board of Directors .......  1989         3,800

J. Donovan Williamson, 58, Consultant to and Director
of Williamson-Dickie Manufacturing Company, Fort Worth,
Texas; Vice President and a director of Williamson
Industries, Ltd.; Chairman and Chief Executive
Officer of JDW Southwestern, Inc., an investment
company, Fort Worth, Texas. Mr. Williamson is Vice
Chairman of the Executive Committee, Chairman of
the Nominating Committee and a member of the
Operating Committee of the Board of Directors ..........  1973     5,497,928 (5)

Philip C. Williamson, 33, Vice Chairman, Chief
Executive Officer and a director of Williamson-Dickie
Manufacturing Company, Fort Worth, Texas. Mr.
Williamson is a member of the Executive, Operating,
Long Range Planning, Compensation and Organization
Development Committees of the Board of Directors (7) ...  1990     5,498,896 (5)

(1) Amounts shown include shares subject to options that are exercisable within sixty days for the named directors as follows: Mr. Luke, 7,400; Dr. Miller, 9,000.

(2) Mr. Joseph J. Harkins was formerly an Executive Vice President of The Chase Manhattan Bank, N.A. Mr. Harkins retired from his position as Executive Vice President effective January 31, 1990. The Chase Manhattan Bank is a participant with other lenders in the $6,000,000 Revolving Credit Agreement against which no borrowing was outstanding at year-end. During 1990, the company concluded with The Chase Manhattan Bank a loan in the amount of $5,000,000 to finance the construction of plant and equipment at the company's Washington, Georgia, facility and a separate loan in the amount of $9,000,000 under which $6,000,000 was borrowed to finance the construction of plant and equipment at the company's Technical Center in Newport News, Virginia. On August 18, 1994, the Chase Manhattan Bank participated to the extent of $13,000,000 in the Term Loan Agreement in the amount of $25,000,000 undertaken to finance the company's investment in its Mexican subsidiary, NEPSA.
(3) Does not include shares owned of record by Williamson-Dickie Manufacturing Company, in which Mr. Lefler has a .5670% interest, due to the insignificant percentage of his ownership in Williamson-Dickie Manufacturing Company.
(4) Mr. John W. McMackin is a partner in and shareholder of the law firm of Decker, Jones, McMackin, McClane, Hall & Bates of Fort Worth, Texas. The law firm of Decker, Jones, McMackin, McClane, Hall & Bates provides professional services in the ordinary course of business to Williamson-Dickie Manufacturing Company and its principals. Decker, Jones, McMackin, McClane, Hall & Bates also provides legal services in the ordinary course of business to Blessings Corporation, in particular, SEC and related public disclosure advisory services.
(5) The Williamson-Dickie Manufacturing Company owns 5,496,096 shares (53.8%) of Blessings' common stock outstanding. Mr. J. Donovan Williamson owns 1,832 shares and Mr. Philip C. Williamson owns 2,800 shares of Blessings' common stock in addition to the Blessings shares owned beneficially through their interest in the Williamson-Dickie Manufacturing Company. Thus, beneficially, Mr. J. Donovan Williamson owns 5,497,928 shares (53.8%) and Mr. Philip C. Williamson owns 5,498,896 shares (53.8%) of the outstanding common stock of Blessings.
(6) Reporting person disclaims beneficial ownership of 276,000 of the shares held by father and brother.
(7) Mr. Philip C. Williamson is the nephew of Mr. J. Donovan Williamson.
(8) Reporting person disclaims beneficial ownership of 200 of the shares held as custodian for two minor grandchildren.

     The shares represented by the proxy cards returned will be VOTED FOR the election of these nominees unless instructions to the contrary are indicated on the proxy cards.

                           Selection of Auditors

     The Board of Directors, in accordance with the recommendation of its Audit Committee, the members of which are not employees of the company, has appointed Deloitte & Touche LLP, independent certified public accountants, as the auditors of the company for the fiscal year ended December 31, 1994, and is planning to reappoint the firm for the 1995 fiscal year. The company has also engaged the firm of Galaz, Gomez Morfin, Chavero, Yamazaki of the international accounting firm Deloitte Touche Tohmatsu International as the auditors of its NEPSA subsidiary for the fiscal year ended December 31, 1994, and has agreed to reappoint the firm for the 1995 fiscal year. Deloitte & Touche LLP, a nationally-known firm of independent certified public accountants, has audited Blessings' financial statements for more than twenty-five years. Blessings has been advised by Deloitte & Touche LLP that neither that firm nor any of its associates has any relationship with Blessings or any affiliate of Blessings other than the usual relationship that exists between independent certified public accountants and client. If Deloitte & Touche LLP should decline to act or otherwise become incapable of acting or if their appointment is otherwise discontinued, the Board will appoint other independent accountants. Deloitte & Touche LLP will have representatives at the shareholders' meeting who will have an opportunity to make a statement and will be available to respond to appropriate questions.


                    Submission of Shareholder Proposals
                for The 1996 Annual Meeting of Shareholders

     Any shareholder proposal submitted for inclusion in the proxy statement and form of proxy for the 1996 Annual Meeting of Shareholders must be received at Blessings' principal executive offices in Newport News, Virginia, on or before December 8, 1995.


              Other Matters That May Come Before The Meeting

     The management of the corporation knows of no matters to be brought before the meeting other than as stated in the Notice of Meeting. However, if any other matters properly come before the meeting, it is the intention of Blessings that proxies received in response to this solicitation will be voted on such matters in accordance with the best judgment of the person or persons named on the accompanying form.
     A copy of the annual report for the fiscal year ended December 31, 1994, is being mailed to shareholders with the proxy statement. The annual report is not to be regarded as a proxy-soliciting material or a communication by means of which any solicitation is to be made.

                                        By Order of The Board of Directors



                                        JAMES P. LUKE
                                           Executive Vice President
                                           Secretary/Treasurer
Newport News, Virginia
April 7, 1995




=============================================================================
                                PROXY

                         BLESSINGS CORPORATION
                         200 Enterprise Drive
                          Newport News, VA 23603

          PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

             Annual Meeting of Shareholders -- May 16, 1995

     Revoking any prior appointments, the undersigned hereby appoints James
P. Luke, John W. McMackin and Elwood M. Miller and each of them as Proxies with full power of substitution, and hereby authorizes them to represent and to vote as designated herein all the shares of the common stock of Blessings Corporation held of record by the undersigned on March 17, 1995 at the Annual Meeting of Shareholders to be held at The Chase Manhattan Bank, One Chase Manhattan Plaza, Auditorium A, New York, New York on Tuesday, May 16, 1995 at 10:00 A.M. (E.D.S.T.).

(Continued on Other Side)

------------------------------------------------------------------------------
                           FOLD AND DETACH HERE


The Board of Directors recommends a vote FOR the nominees listed in item No. 1.

Item No. 1. ELECTION OF DIRECTORS

[ ] For all listed nominees

[ ] Withhold authority to vote for all listed nominees

NOMINEES: L. Birnbaum, J.J. Harkins, R.S. Lefler, J.P. Luke, J.W. McMackin,
          E.M. Miller, R.C. Patton, O.E. Scherer, M. Villarreal, R.E. Weber, J.D. Williamson and P.C. Williamson.


         ______________________________________________________________________
         INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided above.


Item No. 2. In their discretion, the Proxies are authorized vote upon such other business as may properly come before the meeting.


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.


Please Mark, Sign, Date and Return this Proxy Card Promptly
Using the Enclosed Envelope.

Please sign name exactly as it appears. If joint tenants, both should sign. Give full title if signing as attorney, executor, administrator, trustee or guardian. If a corporation, sign full corporate name by authorized officer. If a partnership, sign partnership name by authorized person.

__________________________________________________________________________

__________________________________________________________________________
                    Signature of Shareholder(s)

Date_________________________________________________________________,1995


-----------------------------------------------------------------------------
                            FOLD AND DETACH HERE

=============================================================================
